Exhibit 99.1
Blue Owl Capital Corporation II
Investor Notice

Dear Investor,
On October 15, 2026, the Board of Directors of Blue Owl Capital Corporation II (“OBDC II” or the “Company”) declared a return of capital distribution of $0.62 per share to all shareholders for the fourth quarter. This distribution represents 7.5% of net asset value
(NAV) as of December 31, 2025, once again exceeding the Company’s previously announced strategy of prioritizing return of capital distributions of at least 5% of NAV¹ per quarter. It will be paid on or before October 21, 2026 to shareholders of record as of
October 20, 2026.
Inclusive of this distribution and previously paid return of capital distributions, OBDC II will have returned 50.3% of NAV¹, totaling
$4.16 per share in the last seven months.
These distributions:
•Reflect the Company’s ability to return a substantial portion of shareholder capital in a short period of time;
•Underscore the Company’s commitment to its previously announced strategy to prioritize quarterly return of capital distributions of 5% of NAV¹ or more; and
•Demonstrate the Company’s ability to provide meaningful shareholder liquidity from disciplined portfolio management and ordinary-course portfolio repayment activity.
This milestone fulfills the Company's previously communicated goal of paying return of capital distributions equal to 50% of NAV¹
or more by year-end 2026, more than two months before year-end.
Looking ahead, OBDC II intends to continue prioritizing return of capital distributions in 2027, targeting at least 5% of then-
prevailing NAV per quarter, subject to Board approval and repayment activity.
The Company reported NAV per share of $4.87 as of June 30, 2026. Since June 30, 2026, the Company has paid a third quarter return of capital distribution of $0.62 per share and declared the fourth quarter return of capital distribution described above.
Adjusted for these distributions, the Company’s NAV per share as of June 30, 2026 would have been approximately $3.63.
Return of capital distributions are paid in addition to the regular monthly dividend. The October monthly dividend of $0.025 per share is scheduled to be paid on or before October 28, 2026.
If you have any questions regarding this distribution notice, please contact Blue Owl Service Desk at ServiceDesk@blueowl.com.
Thank you very much for your support.
Sincerely,
Jonathan Lamm
Chief Operating Officer and Chief Financial Officer
1. Based on net asset value as of December 31, 2025.

Any questions?
Email: ServiceDesk@blueowl.com